Exhibit 99.1

For Immediate Release
July 24, 2008
Listed: TSX, NYSE	Symbol: POT
PotashCorp Surpasses Previous Quarterly Earnings Record by Over 60 Percent
Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported record second-quarter earnings of $2.82 per share1 ($905.1 million), a 220 percent increase over the $0.88 per share ($285.7 million) earned in last year’s second quarter. This represents the highest quarterly earnings in company history – 62 percent above the record $1.74 per share ($566.0 million) set in first-quarter 2008 – and reflects rising global fertilizer demand and the impact of significantly higher prices for potash, nitrogen and phosphate products. Record quarterly gross margin of $1.4 billion was up 187 percent from the $501.4 million generated in the second quarter of 2007, with all three nutrients making record contributions. Earnings for the first six months of 2008 were $4.54 per share ($1.5 billion), more than triple the $1.50 per share ($483.7 million) earned in the first half of last year and higher than the record $3.40 per share ($1.1 billion) earned for the full year 2007. First-half gross margin reached $2.3 billion, compared to $871.1 million in the first six months of 2007, and has already exceeded the record full-year total of $1.9 billion set last year.
Cash flow from operating activities prior to working capital changes2 reached $1.1 billion for the quarter and $1.7 billion for the first six months of 2008, compared to $473.7 million for the second quarter of 2007 and $756.7 million for the first half of that year. Earnings before interest, taxes, depreciation and amortization2 in the quarter grew to $1.4 billion from $496.4 million in last year’s second quarter, raising first-half EBITDA to $2.2 billion compared to $877.4 million in the same period of 2007.
This strong performance was enhanced by our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile, Israel Chemical Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, which added $94.0 million to our before-tax earnings in the quarter. Year to date, these investments have contributed $117.4 million to our other income and the total market value of our investments today is $9.8 billion, roughly equivalent to $30 per PotashCorp share.
“This quarter established a new standard of performance for our company,” said PotashCorp President and Chief Executive Officer Bill Doyle. “We are experiencing strong growth in demand and are capturing the value of higher prices in all three nutrients, especially in potash. With farmers around the world striving to maximize yields and placing a priority on fertilization, this quarter provided a glimpse of the future potential of our company.”
Market Conditions
Fertilizer demand remained strong, fuelled by the global need to increase food production and by supportive crop commodity prices. Corn prices in the second quarter were up more than 60 percent from the same period last year, while soybean prices were almost double. This is providing farmers with record income and significant motivation to increase acreage planted and yields.
The resulting tight fertilizer supply/demand fundamentals impacted all three nutrients in the quarter, and were clearly evident in higher product prices. First, in potash, inventories were reduced to historically low levels around the world. For example, reported North American producer inventories were 41 percent below the previous five-year average at the end of June, an extremely low level given upcoming summer
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maintenance shutdowns. Global demand remains unsatisfied, even without considering the protracted contract settlements that left China approximately 3 million tonnes short of previously expected 2008 potash requirements.
Global nitrogen and phosphate supply was impacted in the second quarter by China, the world’s largest urea exporter and second-largest phosphate exporter in 2007. China introduced a 35 percent tax on phosphate and nitrogen exports during the first quarter to protect its domestic supply, and then raised it to 135 percent effective from April 20 to September 30, 2008. Phosphate supply tightened further in May when a severe earthquake struck Sichuan Province, which produces 11 percent of China’s phosphate rock and a significant amount of related downstream fertilizer, feed and industrial products. In nitrogen, while higher global costs for oil and natural gas supported higher product prices and generally restricted product movement to regions relatively close to the source of production, the Chinese export tax immediately and significantly drove world urea prices higher.
Phosphate producers without an integrated supply of phosphate rock continued to be affected by rising costs for key inputs. The price of rock from Morocco rose to $350-$400 per tonne, compared to $190 in the first quarter of 2008 and $56 in last year’s second quarter. Delivered sulfur prices rose to $800 per tonne or higher in China and India, while US molten sulfur prices increased $200 per long ton from the first quarter of 2008.
Potash
Quarterly potash gross margin of $886.4 million was 240 percent higher than the $260.4 million of last year’s second quarter and approached 2007’s record full-year gross margin, reflecting the benefit of rising prices. For the first six months of 2008, potash generated gross margin of $1.4 billion, more than triple the $434.6 million of the first half of 2007. Gross margin as a percentage of net sales rose to 79 percent compared to 59 percent in the same quarter last year.
As demand continued to exceed available supply in the quarter, PotashCorp and Canpotex, the offshore marketing company for Saskatchewan potash producers, shipped volumes to customers in North America and offshore, respectively, on an allocation basis. The per-tonne North American realized price of $403 was up 122 percent quarter over quarter, as we realized five price increases in that time totaling more than $330 per tonne. This includes the $80-per-short-ton increase established for March-May deliveries while $150-$175 increases announced for June 1 began to be realized. The offshore realized price of $417 was up 192 percent from last year’s second quarter as, since that time, Canpotex realized 10 price increases totaling approximately $520 per tonne to Brazil and eight increases totaling $465 per tonne to Southeast Asia. It also began to realize the $355-per-tonne increase built into India’s new contract in March, while the $400-per-tonne increase in China’s contract signed in April did not appear until late in the quarter because of limited available supply.
Quarterly potash sales volumes of 2.7 million tonnes were the second highest in our history, trailing only last year’s second quarter, which we entered with 1.1 million tonnes of inventory and therefore had more product to sell. By quarter-end, our inventories had declined to a record-low 315,000 tonnes, 58 percent below the same time last year and 53 percent below March 31, 2008 levels. North American customers continued to purchase available potash supply despite a weather-delayed spring season, pushing up sales volumes by 3 percent quarter over quarter to 1.1 million tonnes. Offshore volumes for the quarter were 1.6 million tonnes, 7 percent below the same period last year due to lack of available product. Canpotex shipments were down 3 percent quarter over quarter, but up 12 percent year-to-date. Compared to the same period in 2007, second-quarter volumes to Brazil increased by 36 percent to 670,000 tonnes, to Southeast Asia by 49 percent to 825,000 tonnes and to India by 28 percent to 310,000 tonnes. Those countries consumed volumes made available by delays in the negotiation with China, which received only 150,000 tonnes in the quarter (down 82 percent from the second quarter of 2007).

Potash cost of goods sold was almost $21 per tonne higher than in the same quarter last year, largely due to three factors: the translation of Canadian-dollar production costs to a weaker US dollar ($9 per tonne), potash royalties included in the cost of goods sold ($5 per tonne) as a result of higher potash prices, and higher brine inflow costs at New Brunswick ($4 per tonne).
Three-year contracts with unionized employees at each of Cory, Allan and Patience Lake expired on April 30, 2008, and through the course of negotiations, PotashCorp has provided our best and final offer, which we believe is fair, reasonable and responsible. No settlement has yet been reached and, on July 21, 2008, these employees gave their respective bargaining units the authorization to strike. On July 23, each bargaining unit served the company with a strike notice, which enables them to strike at any time following the expiration of 48 hours after the notice was served. In response to the strike notice, PotashCorp served each bargaining unit a lockout notice, which enables us to lock these employees out at any time 48 hours after the notice was served. While we cannot predict the likelihood, form or timing of any work stoppage at these locations, we believe we have appropriate contingency plans in place.
Nitrogen
In a strong pricing environment underpinned by high world energy prices and heavy global agricultural demand, our nitrogen segment generated a record $210.0 million of gross margin in the quarter. This is 46 percent higher than the $144.2 million generated in the same quarter last year, and 13 percent more than the previous record of $185.4 million generated in the first quarter of this year. Year-to-date nitrogen gross margin of $395.4 million is 44 percent ahead of 2007. Our Trinidad operation, which benefits from long-term, lower-cost natural gas contracts, generated $91.8 million in second-quarter gross margin, even with volumes significantly reduced by a major plant outage. This compared to $77.2 million in the same quarter last year. Our US operations, which are geographically insulated from Gulf imports, contributed $106.3 million in gross margin, while hedging gains added $11.9 million.
Realized prices for ammonia increased 70 percent quarter over quarter, while urea prices rose 50 percent from the same quarter last year. The higher prices for other nitrogen fertilizers pushed nitrogen solutions prices up 44 percent compared to the same period of 2007.
Second-quarter ammonia sales volumes fell by 25 percent from 2007, due to reduced product availability resulting from a 53-day shutdown at our Trinidad 04 plant. Urea sales volumes rose 6 percent quarter over quarter, as the negative impact of the delayed 2008 spring season was outweighed by the effect of significantly lower offshore imports that reduced pressure on sales from North American producers. The combination of the late spring and restricted availability of production inputs led to a 31 percent drop in nitrogen solutions volumes.
Driven by significantly higher Tampa ammonia prices to which our Trinidad natural gas cost is indexed, our total average gas cost in the quarter, including hedge, was $7.74 per MMBtu. This was 76 percent higher than in the same quarter of 2007 but 29 percent below the NYMEX average for the second quarter of 2008 of $10.83 per MMBtu.
Phosphate
Substantially higher prices drove second-quarter phosphate gross margin to a record $340.9 million, 252 percent higher than the $96.8 million generated in the same quarter last year. Year-to-date phosphate gross margin of $496.9 million was 209 percent higher than in the first six months of 2007 and has already exceeded the full-year record of $432.8 million set last year. Solid fertilizers generated $191.7 million in the quarter, almost quadruple the $51.4 million of the second quarter of 2007. Liquid fertilizers generated $54.9 million, feed supplements contributed $70.7 million and industrial products added $19.8 million.

Strong global demand and higher input costs contributed to an increase in solid fertilizer realized prices to $961 per tonne in the second quarter, 145 percent above the same quarter last year and 46 percent higher than in the trailing quarter. Liquid fertilizer prices rose 166 percent quarter over quarter, largely the result of a PhosChem contract with India signed at $1,985 per phosphoric acid (P2O5) tonne for selected second-quarter shipments versus $566 per P2O5 tonne under the previous contract. North American liquid prices did not yet fully reflect the rising value of P2O5, as these sales are primarily contracted on a fertilizer-year basis. Feed prices were up 146 percent quarter over quarter following $250 per-short-ton increases on each of April 1 and May 1. Realized prices for industrial products, which have several contracts with pricing that will not reset until early 2009, rose 71 percent from last year’s second quarter.
Strong offshore demand raised solid fertilizer volumes by 6 percent from the second quarter of 2007 and 38 percent from this year’s first quarter. This demand was driven by India, which increased its DAP purchases from PhosChem by 225 percent, or almost 500,000 tonnes, from last year’s second quarter. Our share of this increase more than offset a 57,000 tonne decline in our North American volumes because of the delayed spring season. Despite weather conditions, liquid fertilizer volumes rose 3 percent from the second quarter of 2007. Feed phosphate sales volumes were down 10 percent quarter over quarter due primarily to current weakness in the US beef, pork and poultry industries, while industrial sales volumes were 11 percent lower after a scheduled plant turnaround and our decision to divert more P2O5 to higher-margin liquid products.
Phosphate cost of sales was negatively impacted by sulfur, which rose 311 percent compared to the same quarter in 2007 and affected all products, while ammonia was up 60 percent quarter over quarter, affecting solid fertilizer costs. Higher prices in all product categories more than offset these rising input costs.
Financial
Provincial mining and other taxes rose by 371 percent from the same quarter last year, and actual provincial mining and other taxes as a percentage of potash segment gross margin rose to 18 percent versus 13 percent in the same quarter in 2007. The significant increase in potash profit per tonne somewhat reduced the impact of the per-tonne deduction benefit for capital spending on potash projects in Saskatchewan. Capital expenditures on property, plant and equipment reached $237.9 million in the quarter, up 87 percent quarter over quarter, with the majority of this related to potash debottlenecking and expansion projects at Lanigan, Patience Lake, Cory, New Brunswick and Rocanville, and loadout expansions at Rocanville and Allan.
As previously disclosed in January 2008, the Board of Directors authorized a share repurchase program that allows PotashCorp to buy back up to 15.8 million shares over the course of one year. Prevailing stock market conditions in the second quarter provided an opportunity to accelerate the buyback. We purchased 7.5 million shares for cancellation in the second quarter, in addition to the 3.4 million shares repurchased in the first quarter. By the end of the second quarter, we had purchased approximately 10.9 million shares under the repurchase program at a cost of approximately $2 billion. We temporarily increased available and outstanding borrowings under our short-term credit facilities to accommodate accelerated buying in the second quarter.
Outlook
We believe the recent attention to issues of food production and food security is a necessary and positive development, as those issues are a long-term reality underpinning growth in the fertilizer industry. Global population continues to rise by an estimated 77 million people per year, with the largest portion of that growth occurring in countries with increasing economic strength such as China and India. Improving diets, specifically adding more protein from animal sources, is a priority in these regions and is putting considerable pressure on global grain supply.

The world’s farmers must produce record volumes of grain and oilseeds every year just to meet the growing need for food, animal feed, fiber and fuel. This does not even begin to address the issue of restoring severely depleted global grain inventories, now down to less than two months of supply. That presents farmers with a significant challenge – one that becomes greater as population covers a larger portion of the world’s agricultural spaces, leaving less land for food production.
Producing record crops globally year after year is difficult and unpredictable for many reasons, particularly the weather. Due to cool wet weather, more than half of the US corn crop was seeded after May 10th this year –much later than usual – which could reduce crop production. Flooding in the Midwest further impacted production potential and total harvested acreage. The result is higher corn prices, signaling farmers to plant a very large corn crop in 2009. The potential for higher corn plantings has increased competition for acres from other crops, such as soybeans, and has raised futures prices for those crops.
These conditions, in turn, underpin demand for fertilizers, which are essential to maximize the quality and quantity of crop yields. Research has established that without fertilizer, at least 40 percent of the world’s annual crop production would be lost. If nutrients in the soil are not replaced following harvest, future production suffers. Thus, the world’s ability to produce more grain is tied directly to best farming practices, which include appropriate application of fertilizer, especially in developing regions that continue to under-apply.
The evidence about the financial benefits of proper fertilizer application is powerful. Sensitivity analyses estimate that an average US farmer planting fertilizer-intensive corn – with short ton costs of $1,000 for potash, $1,200 for DAP and $1,000 for urea – and receiving farmgate corn prices of $5.50 per bushel would generate a return of approximately $435 per acre over and above variable costs. This is nearly four times the estimated per-acre returns of US farmers in 2005, the year before crop prices began their strong advance. Of the three nutrients, potash has the smallest per-acre impact on cost, so assuming even higher potash prices in the analysis, the farmer will still generate historically exceptional returns. Although corn futures continue to fluctuate, short-term volatility does not change the long-term equation: proper fertilizer application equals greater return. This holds true for fertilizer investment on other global crops, even at much lower crop prices than are being achieved today. Farmers understand this, which is why higher fertilizer prices have not reduced demand.
Supply and demand will continue to be the drivers of the potash business for the foreseeable future, barring an improbable collapse in crop commodity prices, as an estimated 3-4 million tonnes of annual global potash demand today remains unmet. As a result, delivered offshore spot prices have reached or exceeded $1,000 per tonne. The situation could tighten further, as China’s 2008 potash imports are expected to be less than 70 percent of 2007 levels, which should significantly reduce its inventories by the end of the year. While we expect global supply to grow by about 2.5 million tonnes in 2009, with more than half of that coming from our Lanigan and Patience Lake debottlenecks, an increase in demand from China in a short potash market – even a return to its 2007 level of purchases – would leave the world facing even larger potash shortages. None of the buyers in other major potash-consuming markets – including North America, Brazil, India and Southeast Asia – are expected to reduce consumption at a time of tight food supply and high crop prices.
The world’s soils will be increasingly deficient in potassium if the unmet demand continues to grow. This will reduce future yield potential, an untenable situation that makes PotashCorp’s ongoing capacity expansion program essential to filling the large potash supply/demand gap. On July 17, we announced plans to invest a further $1.6 billion to add a combined 2.7 million tonnes of operational capacity at Allan, Cory and Rocanville. This follows previously completed capacity expansion initiatives at Rocanville (2005), Allan and Esterhazy (2007) and Lanigan (2008), as well as in-progress projects scheduled for completion at Patience Lake (2008), Cory (2010), New Brunswick (2011) and

Rocanville (2012). In total, we expect to raise our operational capacity by almost 8 million tonnes between now and the end of 2012. Developing potash capacity is a long-term initiative and requires significant foresight, expertise and understanding of global demand patterns. Just as previous projects announced as long ago as 2003 are today providing increased volumes for our customers and record returns for our company, we anticipate that our projects currently underway will be needed to meet growing global demand. When they come online over the next five years, we expect them to continue generating strong returns for PotashCorp. If demand for any reason is less than expected, we plan to match our production to meet market demand to minimize downside risk, as we have done for the past 21 years.
For the remainder of this year, both PotashCorp and Canpotex are in a sold-out volume position and will continue to ship to North American and offshore customers on an allocation basis. We recently announced a $250-per-short-ton price increase in the North American market effective September 1 through November 30, while Canpotex announced that delivered prices to Brazil and Southeast Asia are now $1,000 per tonne for standard product and $1,025 for granular product. We expect to realize these price increases in the fourth quarter. As a result, we are now forecasting 2008 potash gross margin more than 300 percent higher than that achieved in 2007.
In nitrogen and phosphate, a strong fall season in the US appears likely, driven by the prospect of large 2009 corn plantings and farmers’ strong desire to prepare in advance after a difficult wet 2008 spring. High costs for sulfur and phosphate rock are unlikely to abate, and industry consultants expect that contracts for Moroccan rock could reach $450-$500 per tonne in the third quarter. The impact of reduced urea and DAP exports from China is expected to become clearer, with consultants’ reports suggesting the 135 percent tax on phosphate exports could be extended through at least the end of 2008. Under these conditions, delivered solid phosphate fertilizer prices to offshore markets could rise in the fourth quarter beyond the current $1,270 per tonne. Urea could be sustained at current high levels for the remainder of 2008 and ammonia is likely to play catch-up and climb substantially in the third quarter. In liquid phosphate, our North American fertilizer-year-based contracts that begin in July will carry realized prices more than 80 percent higher than those achieved in the second quarter, while industrial prices established under longer-term customer contracts will rise slowly through 2008 and should see substantial catch-up in early 2009. As a result, our nitrogen and phosphate gross margins are now forecast to exceed 2007 levels by more than 85 percent and 200 percent, respectively.
Capital expenditures, excluding capitalized interest, are expected to be approximately $1.4 billion for 2008, of which $270 million will relate to sustaining capital. We estimate our consolidated effective income tax rate to be 29 percent in 2008, but it could fall within a range of 28-30 percent, with a current/future split of 90/10. Due to higher potash prices and margins, provincial mining taxes are forecast to be 16.5 percent of total potash gross margin for the year, but could fall within a range of 15-18 percent depending on price realizations, Canadian/US exchange rate and the timing and amount of capital spending on potash projects in Saskatchewan.
With higher expected overall gross margin, which will be partially offset by increased royalties, provincial mining and corporate income taxes, and assuming parity between the Canadian and US dollar, PotashCorp is raising full-year net income guidance from $9.50-$10.50 per share to $12.00-$13.00 per share. We expect third-quarter net income to be in the range of $3.25-$3.75 per share. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign exchange line by approximately $10.0 million, or $0.02 per share on an after-tax basis, and is primarily a non-cash item.

Conclusion
“The current operating environment provides an opportunity to deliver record results, but more importantly gives us the ability to reinvest our strong cash flow for sustainable growth in the future,” said Doyle. “Food production and fertilizer demand are not quarter-to-quarter issues. They are long-term necessities tied to human development which are likely to intensify over time. As we have in the past, we will keep our focus on the future and execute strategies designed to generate the greatest long-term value and opportunity for all our stakeholders, including our customers, investors and employees.”
Notes

1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, second largest in nitrogen and third largest in phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns including the possibility of work stoppages at our Allan, Cory and Patience Lake facilities; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2007 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this presentation and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 24, 2008, at 1:00 p.m. Eastern Time.
To join the call, dial (604) 638-5340 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$269.9	$719.5
Accounts receivable	1,091.1	596.2
Inventories	605.0	428.1
Prepaid expenses and other current assets	57.0	36.7
Current portion of derivative instrument assets	96.1	30.8

	2,119.1	1,811.3

Derivative instrument assets	285.8	104.2
Property, plant and equipment	4,172.1	3,887.4
Investments (Note 2)	5,020.9	3,581.5
Other assets	262.0	210.7
Intangible assets	22.8	24.5
Goodwill	97.0	97.0

	$11,979.7	$9,716.6

Liabilities
Current liabilities
Short-term debt	$932.3	$90.0
Accounts payable and accrued charges	1,476.6	911.7
Current portion of long-term debt	0.2	0.2

	2,409.1	1,001.9

Long-term debt	1,339.2	1,339.4
Future income tax liability	1,237.9	988.1
Accrued pension and other post-retirement benefits	254.0	244.8
Accrued environmental costs and asset retirement obligations	125.0	121.0
Other non-current liabilities and deferred credits	3.4	2.7

	5,368.6	3,697.9

Shareholders’ Equity
Share capital	1,440.7	1,461.3
Unlimited authorization of common shares without par value; issued and outstanding 306,596,987 and 316,411,209 at June 30, 2008 and December 31, 2007, respectively

Contributed surplus	126.3	98.9
Accumulated other comprehensive income	3,337.9	2,178.9
Retained earnings	1,706.2	2,279.6

	6,611.1	6,018.7

	$11,979.7	$9,716.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Sales (Note 6)	$2,621.0	$1,353.1	$4,511.6	$2,507.8
Less: Freight	103.4	92.3	205.8	174.2
Transportation and distribution	33.3	32.6	65.6	63.6
Cost of goods sold	1,047.0	726.8	1,946.9	1,398.9

Gross Margin	1,437.3	501.4	2,293.3	871.1

Selling and administrative	79.7	73.5	126.9	114.1
Provincial mining and other taxes	163.0	34.6	262.4	67.1
Foreign exchange loss (gain)	1.9	39.5	(25.8)	41.5
Other income (Note 9)	(103.3)	(68.5)	(115.2)	(82.2)

	141.3	79.1	248.3	140.5

Operating Income	1,296.0	422.3	2,045.0	730.6
Interest Expense	15.7	20.8	26.9	46.3

Income Before Income Taxes	1,280.3	401.5	2,018.1	684.3
Income Taxes (Note 4)	375.2	115.8	547.0	200.6

Net Income	$905.1	$285.7	1,471.1	483.7

Retained Earnings, Beginning of Period			2,279.6	1,286.4
Repurchase of Common Shares (Note 3)			(1,981.7)	—
Change in Accounting Policy			—	0.2
Dividends			(62.8)	(47.3)

Retained Earnings, End of Period			$1,706.2	$1,723.0

Net Income Per Share (Note 5)
Basic	$2.91	$0.91	$4.70	$1.53
Diluted	$2.82	$0.88	$4.54	$1.50

Dividends Per Share	$0.10	$0.10	$0.20	$0.15

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Operating Activities
Net income	$905.1	$285.7	$1,471.1	$483.7

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	83.9	74.1	163.8	146.8
Stock-based compensation	25.1	27.8	27.9	30.5
(Gain) loss on disposal of property, plant and equipment and long-term investments	(6.9)	5.5	(6.8)	5.4
Provision for auction rate securities	0.7	—	43.8	—
Foreign exchange on future income tax	(4.6)	23.4	(9.3)	26.1
Provision for future income tax	47.4	41.8	26.8	67.2
Undistributed earnings of equity investees	(1.1)	11.1	(24.5)	(1.9)
(Gain) loss on derivative instruments	(1.9)	0.9	(19.0)	(5.4)
Other long-term liabilities	7.7	3.4	7.1	4.3

Subtotal of adjustments	150.3	188.0	209.8	273.0

Changes in non-cash operating working capital
Accounts receivable	(283.5)	11.1	(494.9)	(39.7)
Inventories	(106.2)	26.7	(229.3)	16.1
Prepaid expenses and other current assets	0.8	11.9	(23.4)	0.5
Accounts payable and accrued charges	228.1	2.7	403.6	112.1

Subtotal of changes in non-cash operating working capital	(160.8)	52.4	(344.0)	89.0

Cash provided by operating activities	894.6	526.1	1,336.9	845.7

Investing Activities
Additions to property, plant and equipment	(237.9)	(127.5)	(434.4)	(236.5)
Purchase of long-term investments	(76.7)	—	(251.2)	(9.7)
Proceeds from disposal of property, plant and equipment and long-term investments	9.3	1.0	9.6	1.3
Other assets and intangible assets	(17.4)	12.5	(21.4)	10.7

Cash used in investing activities	(322.7)	(114.0)	(697.4)	(234.2)

Cash before financing activities	571.9	412.1	639.5	611.5

Financing Activities
Repayment and issue costs of long-term debt obligations	(0.2)	(400.2)	(0.2)	(403.6)
Proceeds from (repayment of) short-term debt obligations	828.9	(9.5)	842.4	(71.3)
Dividends	(30.7)	(15.6)	(62.5)	(31.3)
Repurchase of common shares	(1,476.6)	—	(1,897.1)	—
Issuance of common shares	12.0	8.4	28.3	18.7

Cash used in financing activities	(666.6)	(416.9)	(1,089.1)	(487.5)

(Decrease) Increase in Cash and Cash Equivalents	(94.7)	(4.8)	(449.6)	124.0
Cash and Cash Equivalents, Beginning of Period	364.6	454.5	719.5	325.7

Cash and Cash Equivalents, End of Period	$269.9	$449.7	$269.9	$449.7

Cash and cash equivalents comprised of:
Cash	$42.5	$2.6	$42.5	$2.6
Short-term investments	227.4	447.1	227.4	447.1

	$269.9	$449.7	$269.9	$449.7

Supplemental cash flow disclosure
Interest paid	$22.8	$41.6	$37.1	$55.8
Income taxes paid	$227.1	$37.0	$385.6	$69.1

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008

	Before	Income	Net of	Before	Income	Net of
	Income Taxes	Taxes	Income Taxes	Income Taxes	Taxes	Income Taxes

Net income	$1,280.3	$375.2	$905.1	$2,018.1	$547.0	$1,471.1

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities(1)	976.4	155.8	820.6	1,155.8	186.2	969.6
Net gains on derivatives designated as cash flow hedges(2)	216.9	62.3	154.6	279.9	81.2	198.7
Reclassification to income of net gains on cash flow hedges(2)	(11.8)	(3.3)	(8.5)	(20.0)	(5.8)	(14.2)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	3.3	—	3.3	4.9	—	4.9

Other comprehensive income	1,184.8	214.8	970.0	1,420.6	261.6	1,159.0

Comprehensive income	$2,465.1	$590.0	$1,875.1	$3,438.7	$808.6	$2,630.1

	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007

	Before	Income	Net of	Before	Income	Net of
	Income Taxes	Taxes	Income Taxes	Income Taxes	Taxes	Income Taxes

Net income	$401.5	$115.8	$285.7	$684.3	$200.6	$483.7

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities(1)	318.2	21.3	296.9	563.2	34.0	529.2
Net (losses) gains on derivatives designated as cash flow hedges(2)	(4.2)	(1.2)	(3.0)	30.9	9.3	21.6
Reclassification to income of net gains on cash flow hedges(2)	(14.1)	(4.3)	(9.8)	(31.3)	(9.4)	(21.9)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	0.3	—	0.3	4.9	—	4.9

Other comprehensive income	300.2	15.8	284.4	567.7	33.9	533.8

Comprehensive income	$701.7	$131.6	$570.1	$1,252.0	$234.5	$1,017.5

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and investments in auction rate securities.

(2)	Cash flow hedges are comprised of natural gas derivative instruments.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	Net unrealized	Unrealized gains on	Unrealized foreign
	gains on	derivatives	exchange gains on
	available-for-sale	designated as cash	self-sustaining
(Net of related income taxes)	securities	flow hedges	foreign operations	Total

Accumulated other comprehensive income, December 31, 2007	$2,098.7	$73.5	$6.7	$2,178.9
Increase for the six months ended June 30, 2008	969.6	184.5	4.9	1,159.0

Accumulated other comprehensive income, June 30, 2008	$3,068.3	$258.0	$11.6	$3,337.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.    Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2007 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2007 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Inventories
In June 2007, the CICA issued Section 3031, “Inventories”, which replaces Section 3030 and harmonizes the Canadian standard related to inventories with International Financial Reporting Standards. This standard provides more extensive guidance on the determination of cost, including allocation of overhead; narrows the permitted cost formulas; restricts the classification of spare and replacement parts as inventory; requires impairment testing; and expands the disclosure requirements to increase transparency. This standard applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.
This standard has been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of this standard resulted in a reclassification of certain spare and replacement parts to property, plant and equipment. The effects of the adjustment were to decrease inventory by $21.5 at January 1, 2008 and increase property, plant and equipment in the same amount. Since there was no difference in the measurement of the assets, no adjustment to opening retained earnings was necessary.
2.    Investments
In January 2008, the company settled its forward purchase contract, which was denominated in Hong Kong dollars, to acquire an additional 194,290,175 shares of Sinofert Holdings Limited (“Sinofert”) for cash consideration of $173.7. A tax-exempt gain of $25.3 was recognized during 2008 as a result of the change in fair value of the contract from December 31, 2007 to the settlement date. During the second quarter of 2008, the company purchased an additional 102,128,000 shares of Sinofert for cash consideration of $76.4. Net of the ownership interest dilution that resulted from the issuance of shares of Sinofert, the acquisitions increased the company’s ownership interest in Sinofert to approximately 21 percent.
Investments include auction rate securities that are classified as available-for-sale. The company has determined that the fair value of the auction rate securities was $46.9 at June 30, 2008 (face value $132.5). Of the $85.6 impairment, $18.8 was considered temporary and $66.8 was considered other-than-temporary. This represents an increase of $9.1 from the $76.5 impairment at December 31, 2007, of which $50.0 was considered temporary and $26.5 was considered other-than-temporary. At March 31, 2008 the total impairment was $89.4 of which $19.8 was considered temporary and $69.6 was considered other-than-temporary. Market conditions that existed at the end of 2007 which caused the investments to be illiquid continued through the first half of 2008. The company is able to hold these investments until liquidity improves, but does not expect this to occur in the next 12 months.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
3.    Share Repurchase
On January 23, 2008, the Board of Directors of PCS authorized a share repurchase program of up to 15,820,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. If considered advisable, shares may be repurchased from time to time on the open market through January 30, 2009 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the three months ended June 30, 2008, the company repurchased for cancellation 7,456,700 common shares under the program, at a cost of $1,515.9 and an average price per share of $203.30. The repurchase resulted in a reduction of share capital of $34.8, and the excess of cost over the average book value of the shares of $1,481.1 has been recorded as a reduction of retained earnings. During the six months ended June 30, 2008, a total of 10,855,500 shares were repurchased at a cost of $2,032.2 and an average price per share of $187.21, resulting in a reduction of share capital of $50.5 and a reduction in retained earnings of $1,981.7. Of the $2,032.2 of common shares repurchased with trade dates through June 30, 2008, only $1,897.1 had settled in cash by the close of the quarter.
4.    Income Taxes
The company’s consolidated reported income tax rate for the three months ended June 30, 2008 was approximately 29 percent (2007 — 29 percent) and for the six months ended June 30, 2008 was approximately 27 percent (2007 — 29 percent). For the three and six months ended June 30, 2008, the consolidated effective income tax rate was 29 percent (2007 — 30 percent). Items to note include the following:
•	A scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax became effective at the beginning of 2008. In addition, there was an increase in permanent deductions in the US.

•	As a result of the higher permanent deductions in the US, it was determined that the consolidated effective income tax rate for the year had decreased from 30 percent to 29 percent. The impact of this change on the prior period was reflected during the quarter.

•	Future income tax assets were written down by $11.0 during the second quarter of 2008.

•	During the first quarter of 2008, an income tax recovery of $42.0 was recorded that related to an increase in permanent deductions in the US from prior years.

•	The $25.3 gain recognized in first-quarter 2008 as a result of the change in fair value of the forward purchase contract for shares in Sinofert was not taxable.
5.    Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2008 of 310,615,000 (2007 — 315,458,000). Basic net income per share for the year to date is calculated based on the weighted average shares issued and outstanding for the six months ended June 30, 2008 of 313,138,000 (2007 — 315,180,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2008 was 321,089,000 (2007 — 323,674,000) and for the six months ended June 30, 2008 was 323,716,000 (2007 — 323,139,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.    Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,194.5	$644.5	$782.0	$—	$2,621.0
Freight	60.3	13.3	29.8	—	103.4
Transportation and distribution	13.9	11.0	8.4	—	33.3
Net sales — third party	1,120.3	620.2	743.8	—
Cost of goods sold	233.9	410.2	402.9	—	1,047.0
Gross margin	886.4	210.0	340.9	—	1,437.3
Depreciation and amortization	24.0	22.3	35.7	1.9	83.9
Inter-segment sales	—	40.6	10.5	—	—

	Three Months Ended June 30, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$510.2	$481.2	$361.7	$—	$1,353.1
Freight	53.2	13.3	25.8	—	92.3
Transportation and distribution	12.6	12.6	7.4	—	32.6
Net sales — third party	444.4	455.3	328.5	—
Cost of goods sold	184.0	311.1	231.7	—	726.8
Gross margin	260.4	144.2	96.8	—	501.4
Depreciation and amortization	21.0	21.6	29.7	1.8	74.1
Inter-segment sales	—	26.1	1.0	—	—

	Six Months Ended June 30, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,990.7	$1,225.7	$1,295.2	$—	$4,511.6
Freight	115.6	28.3	61.9	—	205.8
Transportation and distribution	25.3	23.9	16.4	—	65.6
Net sales — third party	1,849.8	1,173.5	1,216.9	—
Cost of goods sold	448.8	778.1	720.0	—	1,946.9
Gross margin	1,401.0	395.4	496.9	—	2,293.3
Depreciation and amortization	46.8	44.9	68.3	3.8	163.8
Inter-segment sales	—	82.6	14.7	—	—

	Six Months Ended June 30, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$890.7	$900.8	$716.3	$—	$2,507.8
Freight	96.7	24.6	52.9	—	174.2
Transportation and distribution	22.2	26.2	15.2	—	63.6
Net sales — third party	771.8	850.0	648.2	—
Cost of goods sold	337.2	574.5	487.2	—	1,398.9
Gross margin	434.6	275.5	161.0	—	871.1
Depreciation and amortization	38.9	43.3	59.3	5.3	146.8
Inter-segment sales	—	59.1	1.9	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.    Stock-Based Compensation
On May 8, 2008, the company’s shareholders approved the 2008 Performance Option Plan under which the company may, after February 20, 2008 and before January 1, 2009, issue options to acquire up to 1,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2008, options to purchase a total of 486,450 common shares have been granted under the plan. The weighted average fair value of options granted was $74.76 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	34%
Risk-free interest rate	3.30%
Expected life of options	5.8 years
8.    Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Service cost	$3.8	$3.8	$7.6	$7.6
Interest cost	10.0	9.1	20.0	18.2
Expected return on plan assets	(12.8)	(10.7)	(25.8)	(21.4)
Net amortization and change in valuation allowance	2.9	3.2	5.0	6.4

Net expense	$3.9	$5.4	$6.8	$10.8

Other Post-Retirement Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Service cost	$1.4	$1.5	$2.8	$2.9
Interest cost	4.0	3.5	8.0	7.0
Net amortization	0.2	0.1	0.3	0.3

Net expense	$5.6	$5.1	$11.1	$10.2

For the three months ended June 30, 2008, the company contributed $5.7 to its defined benefit pension plans, $4.2 to its defined contribution pension plans and $2.0 to its other post-retirement plans. Contributions for the six months ended June 30, 2008 were $11.9 to its defined benefit pension plans, $12.3 to its defined contribution pension plans and $4.1 to its other post-retirement plans. Total 2008 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2007.
9.    Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Share of earnings of equity investees	$60.3	$29.8	$83.7	$42.8
Dividend income	33.7	38.7	33.7	38.7
Gain on forward purchase contract for shares in Sinofert (Note 2)	—	—	25.3	—
Other	10.0	—	16.3	0.7
Provision for auction rate securities	(0.7)	—	(43.8)	—

	$103.3	$68.5	$115.2	$82.2

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Potash Operating Data
Production (KCl Tonnes — thousands)	2,361	2,491	4,887	4,794
Shutdown weeks	2.0	7.4	2.0	9.4
Sales (tonnes — thousands)
Manufactured Product
North America	1,086	1,051	2,053	1,943
Offshore	1,633	1,762	3,202	3,035

Manufactured Product	2,719	2,813	5,255	4,978

Potash Net Sales
(US $ millions)
Sales	$1,194.5	$510.2	$1,990.7	$890.7
Less: Freight	60.3	53.2	115.6	96.7
Transportation and distribution	13.9	12.6	25.3	22.2

Net Sales	$1,120.3	$444.4	$1,849.8	$771.8

Manufactured Product
North America	$437.5	$190.9	$729.1	$343.6
Offshore	680.8	251.1	1,112.8	422.1
Other miscellaneous and purchased product	2.0	2.4	7.9	6.1

Net Sales	$1,120.3	$444.4	$1,849.8	$771.8

Potash Average Price per MT
North America	$403.03	$181.62	$355.12	$176.81
Offshore	$416.93	$142.56	$347.56	$139.08

Manufactured Product	$411.38	$157.16	$350.51	$153.81

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Nitrogen Operating Data
Production (N Tonnes — thousands)	702	777	1,422	1,524
Average Natural Gas Cost per MMBtu	$7.74	$4.41	$7.23	$4.41
Sales (tonnes — thousands)
Manufactured Product
Ammonia	432	576	906	1,096
Urea	330	312	627	651
Nitrogen solutions/Nitric acid/Ammonium nitrate	512	647	1,067	1,125

Manufactured Product	1,274	1,535	2,600	2,872

Fertilizer sales tonnes	499	617	938	1,049
Industrial/Feed sales tonnes	775	918	1,662	1,823

	1,274	1,535	2,600	2,872

Nitrogen Net Sales
(US $ millions)
Sales	$644.5	$481.2	$1,225.7	$900.8
Less: Freight	13.3	13.3	28.3	24.6
Transportation and distribution	11.0	12.6	23.9	26.2

Net Sales	$620.2	$455.3	$1,173.5	$850.0

Manufactured Product
Ammonia	$238.0	$186.7	$478.6	$356.1
Urea	177.0	111.9	308.9	225.8
Nitrogen solutions/Nitric acid/Ammonium nitrate	145.6	132.4	276.3	218.8
Other miscellaneous and purchased product	59.6	24.3	109.7	49.3

Net Sales	$620.2	$455.3	$1,173.5	$850.0

Fertilizer net sales	$233.5	$190.6	$394.2	$315.8
Industrial/Feed net sales	327.1	240.4	669.6	484.9
Other miscellaneous and purchased product	59.6	24.3	109.7	49.3

Net Sales	$620.2	$455.3	$1,173.5	$850.0

Nitrogen Average Price per MT
Ammonia	$551.09	$323.85	$528.24	$324.74
Urea	$536.09	$357.74	$492.88	$346.72
Nitrogen solutions/Nitric acid/Ammonium nitrate	$284.38	$204.88	$258.87	$194.64

Manufactured Product	$440.04	$280.66	$409.15	$278.78

Fertilizer average price per MT	$468.02	$308.89	$420.44	$301.05
Industrial/Feed average price per MT	$422.03	$261.69	$402.77	$265.96

Manufactured Product	$440.04	$280.66	$409.15	$278.78

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	489	483	1,000	1,008
P2O5 Operating Rate	86%	85%	87%	88%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	190	184	449	435
Fertilizer — Solid phosphates	370	349	637	776
Feed	183	204	397	411
Industrial	166	186	358	359

Manufactured Product	909	923	1,841	1,981

Phosphate Net Sales
(US $ millions)
Sales	$782.0	$361.7	$1,295.2	$716.3
Less: Freight	29.8	25.8	61.9	52.9
Transportation and distribution	8.4	7.4	16.4	15.2

Net Sales	$743.8	$328.5	$1,216.9	$648.2

Manufactured Product
Fertilizer — Liquid phosphates	$128.8	$47.0	$223.7	$109.7
Fertilizer — Solid phosphates	355.0	137.1	531.3	257.5
Feed	139.9	63.5	235.4	126.2
Industrial	105.2	68.7	196.4	131.9
Other miscellaneous and purchased product	14.9	12.2	30.1	22.9

Net Sales	$743.8	$328.5	$1,216.9	$648.2

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$679.76	$255.91	$498.44	$252.13
Fertilizer — Solid phosphates	$960.63	$392.41	$834.31	$331.67
Feed	$762.31	$310.43	$592.62	$306.59
Industrial	$633.50	$369.89	$548.48	$367.95

Manufactured Product	$802.20	$342.56	$644.67	$315.56

Exchange Rate (Cdn$/US$)

	2008	2007

December 31		0.9881
June 30	1.0186	1.0634
Second-quarter average conversion rate	1.0051	1.1325

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.    EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Net income	$905.1	$285.7	$1,471.1	$483.7
Income taxes	375.2	115.8	547.0	200.6
Interest expense	15.7	20.8	26.9	46.3
Depreciation and amortization	83.9	74.1	163.8	146.8

EBITDA	1,379.9	496.4	2,208.8	877.4
Provision for auction rate securities	0.7	—	43.8	—

Adjusted EBITDA	$1,380.6	$496.4	$2,252.6	$877.4

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.    CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Cash flow prior to working capital changes(1)	$1,055.4	$473.7	$1,680.9	$756.7

Changes in non-cash operating working capital
Accounts receivable	(283.5)	11.1	(494.9)	(39.7)
Inventories	(106.2)	26.7	(229.3)	16.1
Prepaid expenses and other current assets	0.8	11.9	(23.4)	0.5
Accounts payable and accrued charges	228.1	2.7	403.6	112.1

Changes in non-cash operating working capital	(160.8)	52.4	(344.0)	89.0

Cash provided by operating activities	$894.6	$526.1	$1,336.9	$845.7

Free cash flow(2)	$723.4	$358.7	$973.9	$521.2
Additions to property, plant and equipment	237.9	127.5	434.4	236.5
Purchase of long-term investments	76.7	—	251.2	9.7
Other assets and intangible assets	17.4	(12.5)	21.4	(10.7)
Changes in non-cash operating working capital	(160.8)	52.4	(344.0)	89.0

Cash provided by operating activities	$894.6	$526.1	$1,336.9	$845.7

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.